Exhibit 99.1

Ngen Technologies Has Received a Follow Up Order of 950,000 Units of Its 3D Without Glasses TV Module

DALLAS—(BUSINESS WIRE)— Liberated Solutions, Inc. (OTC PINK: LIBE), doing business as Ngen Technologies USA Corp (“Ngen Technologies”), is in the business of research, design and manufacturing of proprietary 3D mobile display modules for smartphones and other telecom OEMs. The 3D module, once installed during the MCD or OLED manufacturing stage, allows the display of 3D content without the use of 3D glasses.

Ngen Technologies is pleased to announce that it has received a follow up order confirmation of 950,000 units of its 3D film and module chipsets for 3D viewing without glasses for HD TVs. The order with a scheduled delivery date of December 10, 2019 will result in additional revenues for this delivery of over $50,000,000 for the fourth quarter of 2019.

Ed Carter, Liberated Solutions’ CEO, stated, “We are very excited with the acceptance of our 3D display without glasses technology. With this follow up order for the Christmas shopping season, we can now anticipate ongoing orders for our 3D technology going into the new year.”

For more information please visit www.ngen-tech.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements”. All statements, other than statements of historical fact, including those with respect to Ngen Technologies’ mission statement and growth strategy, are forward-looking statements. Although Ngen Technologies’ management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve many risks and uncertainties, which could cause Ngen Technologies’ future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, general economic conditions and conditions affecting the industries in which Ngen Technologies operates; the uncertainty of regulatory requirements and approvals; and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Ngen Technologies’ filings with the Securities and Exchange Commission. Ngen Technologies assumes no obligation to update any of the information contained or referenced in this press release. The market price of our common stock has been, and is likely to continue to be, volatile for the foreseeable future. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control.

The contents of any website referenced in this press release are not incorporated by reference herein.

Ed Carter

Chief Executive Officer

Liberated Solutions, Inc.

info@ngen-tech.com